Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Identive Group, Inc. for the registration of 4,945,353 shares of its common stock issuable upon exercise of outstanding warrants issued to former securityholders of Hirsch Electronics Corporation and to the incorporation by reference therein of our report dated March 19, 2013, with respect to the consolidated financial statements and schedule of the Identive Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Bostedt	/s/ Richter
Wirtschaftsprüfer	Wirtschaftsprüfer
[German Public Auditor]	[German Public Auditor]

Ernst & Young GmbH

Wirtschaftsprüfungsgesellschaft

Munich, Germany

October 22, 2013